EXHIBIT 10.1

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO A TERM IN THIS EXHIBIT, WHICH TERM HAS BEEN OMITTED AND REPLACED WITH [***] AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

ASSET PURCHASE AGREEMENT

between

Sony Electronics Inc.

as Seller,

and

GSI Technology, Inc.

as Purchaser

August 28, 2009

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

		Page

10.7	Rights of Third Parties	25
10.8	Further Assurances	25
10.9	Applicable Law	25
10.10	Execution in Counterparts	25
10.11	Titles and Headings	26
10.12	Invalid Provisions	26
10.13	Bulk Sales	26
10.14	Transfers	26
10.15	Transfer Taxes	26
10.16	Brokers	26
10.17	Attorneys’ Fees	26

EXHIBITS

Exhibit A — Definitions
Exhibit B — SRAM Product Inventory
Exhibit C — Transferred Equipment
Exhibit D — SRAM Purchase Orders
Exhibit E — SRAM Contracts
Exhibit F — Form of Intellectual Property Agreement
Exhibit G — Form of LOI Amendment
Exhibit H — Form of Reseller Agreement

SCHEDULES

Schedule 2.2(a)(xvii) — Miscellaneous Excluded Assets
Schedule 5.3(e) — Key SRAM Contracts
Schedule 6.6(b) — Litigation
Schedule 6.8(a) — SRAM Product Parts List
Schedule 6.8(b) — Yield Expectations
Schedule 6.8(c) — Standard Product Warranties
Schedule 8.4 — Confidentiality Agreements
Schedule 8.11 — Customer Support

CONFIDENTIAL TREATMENT REQUESTED

Sony Electronics-GSI Asset Purchase Agreement	August 28, 2009

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 28, 2009 by and between GSI Technology, Inc., a Delaware corporation (“Purchaser”), on the one hand, and Sony Electronics Inc., a Delaware corporation (“Seller”), on the other hand.

RECITALS:

WHEREAS, Seller presently conducts the business (the “Business”) of manufacturing, marketing and selling a line of SRAM memory devices under the “SONY” brand (the “SRAM Products”), all of which are listed by part number on Schedule 6.8(a) hereto; and

WHEREAS, Seller desires to sell and Purchaser desires to purchase and/or license the right to manufacture, market and sell the SRAM Products and certain assets, rights and properties owned by Seller and its Affiliates that are used or useful in connection with the Business, all on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1           Definitions.  As used in this Agreement, unless the context otherwise requires, capitalized terms used in this Agreement shall have the meanings set forth on Exhibit A hereto.

ARTICLE 2

PURCHASE OF ASSETS

2.1           Purchase and Sale of Transferred Assets.  On the terms and subject to the conditions hereof at the Closing (as defined in Section 5.1), Seller and its Affiliates will grant to Purchaser certain licenses under the SRAM Intellectual Property, as set forth in the IP Agreement, and Seller and its Affiliates will sell transfer, convey, assign and deliver, and Purchaser will purchase and accept, all of their respective right, title and interest in and to the rights, properties and assets described in this Section 2.1(a)-(f) (collectively, the “Transferred Assets”) free and clear of all Liens:

(a)           Products.  All right, title and interest of Seller and its Affiliates in and to the SRAM Products and the manufacture, marketing and sale thereof, including without limitation the part numbers and package designations associated therewith (subject to limitations set forth in the IP Agreement).

(b)           Inventories.  All inventory of finished SRAM Products, work-in-progress inventory for SRAM Products and, with regard to the New Product all first silicon wafers and

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package units, on hand at July 30, 2009, as set forth on Exhibit B hereto, as such Exhibit shall be amended and updated as of the Closing Date (as defined in Section 5.1) to reflect changes therein occurring in the ordinary course of the Business prior to the Closing and approved in writing in advance by Purchaser (the “SRAM Product Inventory”).

(c)           Equipment.  The manufacturing, assembly and test equipment, Mask Works and other tangible assets and properties (and all spare parts on hand therefor) set forth on Exhibit C hereto (the “Transferred Equipment”).

(d)           Purchase Orders.  All rights and incidents of interest in and to all purchase orders and quotes for the purchase of SRAM Products as listed and described on Exhibit D hereto (the “SRAM Purchase Orders”).

(e)           Contracts.  Subject to Section 2.3, all rights and incidents of interest in and to the Contracts set forth on Exhibit E hereto (collectively, the “SRAM Contracts”), provided that Seller’s obligations to effect the assignment of the SRAM Contracts will be subject to the provisions of Section 5.3(e).

(f)            Databases, Documentation and Records.  All databases, documentation and operating records related to the Current Products and the New Product, including:  marketing materials; product design databases and documentation; computer aided design (CAD) programs and documentation (including mask tape-out (MTO) preparations); production documentation (including production flows, test programs and assembly documentation); yield history documentation; manufacturing cost documentation; test software; historical shipping records; quality and reliability records and documentation; and historical pricing documentation.

2.2           Excluded Assets.

(a)           Assets not Subject to Transfer.  The Transferred Assets shall not include the following assets of Seller or any Affiliate of Seller (the “Excluded Assets”):

(i)            accounts receivable, cash or Cash Equivalents, whether or not related to the Business;

(ii)           certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness, and interests in any Person;

(iii)          any and all of Seller’s rights in any Contract or arrangement representing an intercompany transaction between Seller and any Affiliate of Seller, whether or not such transaction relates to the provision of goods and services, payment arrangements, intercompany charges or balances, or the like;

(iv)          all Tax Returns and all losses, loss carry forwards and rights to receive refunds, credits and credit carry forwards with respect to any and all Taxes, including, without limitation, interest thereon, whether or not the foregoing are derived from the Business;

(v)           the minute books, stock transfer books, corporate seals and other books and records of Seller and its Affiliates;

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(vi)          all current and prior insurance policies and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

(vii)         all assets of any employee benefit plan;

(viii)        all rights, title and interests in or to the name “SONY,” or any derivation thereof, as well as any related or similar name, and any other related trade names, trademarks, service marks, corporate names and logos or any part, derivation, colorable imitation or combination thereof;

(ix)           any and all causes of action against third parties arising prior to the Closing and relating to any of the Transferred Assets or Intellectual Property, including any claims for refunds, prepayments, offsets, recoupment, insurance proceeds, condemnation awards, judgments, and the like, whether received as payment or credit against future liabilities or otherwise;

(x)            all real property owned in fee or leased by Seller;

(xi)           any governmental licenses, permits and approvals issued to Seller, to the extent their transfer is not permitted by law;

(xii)          any rights in, to and under all Contracts, arrangements, permits or licenses of any nature, of which the obligations of Seller thereunder are not expressly assumed by Purchaser hereunder;

(xiii)         any books, ledgers, files, reports, plans and operating records that Seller or any of its Affiliates are required to retain pursuant to any applicable statute, rule, regulation or ordinance or which relate to the Excluded Assets or the Retained Liabilities;

(xiv)        all assets not related exclusively to the Business;

(xv)         any Intellectual Property except for the specific Intellectual Property specified in Section 2.1(c) and Section 2.1(f);

(xvi)        all of Seller’s rights under this Agreement and any agreement or other written instrument entered into in connection with the transactions contemplated hereby; and

(xvii)       those assets listed in Schedule 2.2(a)(xvii) hereto.

(b)           Use of Name.  Purchaser shall not acquire under the terms of this Agreement any title or interest in Seller’s name, monograms, logos, trademarks, or any variations or combinations thereof.  The right to use such name, monograms, logos, trademarks or any variations or combinations thereof shall be pursuant to the IP Agreement.

2.3           Nonassignable Contracts.  Notwithstanding anything to the contrary contained in this Agreement, except as specifically provided in Section 5.3(e), to the extent that the sale,

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assignment, lease, sublease, transfer, conveyance or delivery, or attempted sale, lease, sublease, assignment, transfer, conveyance or delivery, to Purchaser of any asset that would be a Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom is prohibited by any Law or would require any Consent or waiver by any Governmental Authority or other Person, and such Consent or waiver shall not have been obtained prior to the Closing (a “Non-Assignable Contract”), the Closing shall proceed, subject to Article 5, without the sale, assignment, lease, sublease, transfer, conveyance or delivery of such asset (and the failure to obtain such Consent or waiver and the failure to sell, assign, convey or deliver such asset shall not constitute a breach of this Agreement by Seller), and this Agreement shall not constitute a sale, assignment, sublease, transfer, conveyance or delivery of such asset or an attempt thereof.  In the event that the Closing proceeds without the transfer, sublease or assignment of any such asset, then following the Closing, the parties shall use commercially reasonable efforts and cooperate with each other to obtain promptly such Consents or waivers; provided, however, that Seller shall not be required to pay any consideration or compromise any rights not otherwise required by this Agreement to be compromised for any such Consent or waiver, other than filing, recordation or similar fees, which shall be paid by Seller.  Pending such Consent or waiver, the parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to Purchaser the benefits of use of such asset and to Seller the benefits, including any indemnities, that it would have obtained had the asset been conveyed to Purchaser at the Closing.  To the extent that Purchaser is provided the benefits pursuant to this Section 2.3 of any Contract, Purchaser shall perform for the benefit of the other Persons that are parties thereto the obligations of Seller thereunder and pay, discharge and satisfy any related liabilities that, but for the lack of a Consent or waiver to assign such liabilities to Purchaser, would be Assumed Liabilities.  Once all required Consents or waivers for the sale, assignment, lease, sublease, transfer, conveyance or delivery of any such asset not sold, assigned, leased, subleased, transferred, conveyed or delivered at the Closing is obtained, Seller shall assign, lease, sublease, transfer, convey or deliver such asset to Purchaser at no additional cost to Purchaser. To the extent that any such asset cannot be transferred or the full benefits of use of any such asset cannot be provided to Purchaser following the Closing pursuant to this Section 2.3, then Seller and Purchaser shall enter into such arrangements (including leasing, subleasing, sublicensing or subcontracting) to provide to the parties the economic (taking into account Tax costs and benefits) and operational equivalent, to the extent permitted, of obtaining such authorization, approval, consent or waiver and the performance by Purchaser of the obligations thereunder.  Seller shall pay to Purchaser promptly upon receipt thereof, all income, proceeds and other monies received by Seller in connection with its use of any asset (net of any Taxes and any other costs imposed upon Seller) in connection with the arrangements under this Section 2.3.

ARTICLE 3

ASSUMPTION OF LIABILITIES

3.1           Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement, Purchaser agrees, effective at the Closing, to assume the following Liabilities of Seller relating to the Transferred Assets or the Business (the “Assumed Liabilities”):

(a)           all Liabilities arising from the manufacture, distribution or sale of any products of the Business after the Closing;

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(b)           any Tax that may be imposed by any federal, state or local government on the ownership, sale, operation or use of the Transferred Assets on or after the Closing Date, except for any income taxes attributable to income received by Seller;

(c)           all Liabilities of the Business arising and to be performed from and after the Closing Date under or relating to the Assumed Contracts; and

(d)           all Liabilities arising and to be performed from and after the Closing Date with respect to former employees of Seller that Purchaser elects to hire pursuant to Section 8.1.

Purchaser’s obligations under this Section 3.1 will not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any Schedule or Exhibit hereto, or any closing or other document contemplated by this Agreement or any Schedule or Exhibit hereto, any right or alleged right of indemnification hereunder, or for any other reason.

3.2           Retained Liabilities.  Notwithstanding any provision in this Agreement, Purchaser shall not assume, and Seller shall retain and be responsible for performing and discharging, any and all Liabilities of Seller, whether or not related to the Business, and whether presently fixed and determined, contingent or otherwise, other than the Assumed Liabilities to be expressly assumed by Purchaser under Section 3.1 (the “Retained Liabilities”).  The Retained Liabilities shall include, without limitation:

(a)           Liabilities for which Seller expressly has responsibility pursuant to the terms of this Agreement;

(b)           Liabilities to the extent arising out of or relating to the Excluded Assets;

(c)           Liabilities of any kind to Seller’s employees and former employees, except as specifically provided in Section 3.1(d);

(d)           the Accounts Payable of Seller (including Accounts Payable relating exclusively to the Business existing as of the Closing Date); and

(e)           any and all Liabilities for Taxes related to the Business or the Transferred Assets for taxable periods prior to the Closing Date, except for Taxes attributable to actions of Purchaser, occurring on or after the Closing Date.

ARTICLE 4

PURCHASE PRICE

4.1           Purchase Price.  In consideration of the conveyance to Purchaser of the Transferred Assets and other rights granted to Purchaser pursuant hereto and pursuant to the IP Agreement, Purchaser shall pay to Seller:  (i) the Closing Payment, calculated and payable pursuant to Section 4.2; (ii) the Inventory Adjustment Payment, calculated and payable pursuant to Section 4.3; and (iii) the Contingent Payments, calculated and payable pursuant to Section 4.4 (collectively, the “Purchase Price”).

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4.2           Closing Payment.  At the Closing, Purchaser shall (a) pay to Seller the sum of $5,178,000 by wire transfer in accordance with written instructions provided by Seller prior to the Effective Date (the “Closing Payment”) and (b) assume the Assumed Liabilities.

4.3           Inventory Adjustment Payment.  Promptly following the Closing, Seller shall amend and update Exhibit B to reflect the final SRAM Inventory as of the Closing, including all changes in the SRAM Inventory between July 30, 2009 and the Closing (the “Closing SRAM Inventory Schedule”).  Purchaser shall have the right to observe the final inventory count at Sellers’ facilities.  Seller shall deliver its proposed Closing SRAM Inventory Schedule to Purchaser not later than ten Business Days following the Closing.  Purchaser shall have ten Business Days following receipt of the proposed Closing SRAM Inventory Schedule to confirm its agreement or to advise Seller of any proposed revisions thereto.  Within five Business Days following the parties’ agreement on the Closing SRAM Inventory Schedule, Purchaser shall pay to Seller by wire transfer, in accordance with written instructions given by Seller, the sum of $1,716,625, as such amount shall be adjusted to reflect any reduction in the number of units of SRAM Product Inventory in any of the following categories and/or any increases in the number of such units approved in advance by Purchaser, as shown on the Closing SRAM Inventory Schedule, from the number of units in such category originally shown on Exhibit B, based on the following per unit values (the “Inventory Adjustment Payment”):

Product	Front End Work-in-Progress	Back End Work-in-Progress	Finished Goods
Sigma RAM	$6.13	$9.99	$17.59
CIS-SRAM	$27.68	$39.09	$51.65
36M SRAM	$6.08	$10.05	N/A

4.4           Contingent Payments.

(a)           Amount.  Purchaser shall pay to Seller cash payments equal to [***] of the Net Revenues derived by Purchaser from the sale of CIS-SRAMs (“CIS-SRAM Revenues”) during the eight calendar quarters beginning with the first calendar quarter following the Closing in which CIS-SRAM Revenues are recorded in compliance with GAAP by Purchaser (the “Contingent Payments”).

(b)           Payment.  The Contingent Payment for any applicable calendar quarter shall be paid to Seller by wire transfer, in accordance with written instructions provided by Seller, no later than 45 days following the end of the applicable quarter and shall be accompanied by a written report showing the amount of CIS-SRAM Revenues during the quarter, including a detailed line item accounting of reductions in revenues charged against Gross Revenues for purposes of determining CIS-SRAM Revenues.

(c)           Review Rights.  Upon the written request of Seller, made not more frequently than twice during any 12-month period, Purchaser shall allow Seller and its accountants reasonable access during normal business hours to Purchaser’s books and records relating to the calculation of CIS-SRAM Revenues for the limited purpose of reviewing such

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calculation, provided that such accountants have entered into confidentiality and non-disclosure agreements reasonably acceptable to Purchaser.  Access shall be made available within 15 days following Seller’s written request. Should such review disclose an error in the calculation of CIS-SRAM Revenues or any Contingent Payment, Purchaser will promptly, but in no case more than five Business Days following the determination of such error, remit to Seller any additional Contingent Payment owed to Seller.  All expenses incurred by Seller in performing any such review shall be borne by Seller, unless such review discloses an error of 2% or more in the calculation of CIS-SRAM Revenues for any calendar quarter, in which case Purchaser shall promptly, but in no case more than five Business Days following the determination of such error, reimburse Seller for such expenses.  In the event that any such review discloses an error of 2% or more in such calculation, Seller shall thereafter have the right to conduct such reviews on a quarterly basis.

4.5           Allocation of Purchase Price.  No later than 90 days following the Closing, Purchaser shall prepare and deliver to Seller, for its review and approval, a statement (the “Allocation Statement”) allocating, for U.S. federal income tax purposes, the Purchase Price (as adjusted for federal income tax purposes to take into account any Assumed Liabilities) among the Transferred Assets, in accordance with Section 1060 of the Code and the regulations promulgated thereunder.  The Allocation Statement may be revised by Seller and Purchaser to reflect any Purchase Price adjustments.  In the event that Seller objects in writing to all or any part of the Allocation Statement within 20 days following Seller’s receipt thereof, Seller and Purchaser shall seek in good faith to resolve any differences they have with respect to the Allocation Statement during the 20 days immediately following delivery of such notice.  Notwithstanding anything herein to the contrary, if the parties are unable to resolve their differences within such period, then the parties shall not be bound by the Allocation Statement and shall be free to allocate the Purchase Price for Tax purposes on an inconsistent basis.  If the Allocation Statement is not timely objected to by Seller, or is agreed to by Seller and Purchaser, then (i) the Allocation Statement shall be conclusive and binding upon the parties for all purposes, and neither Seller nor Purchaser shall take any tax position which is inconsistent with such allocation, (ii) Purchaser and Seller shall each file IRS Form 8594 and all federal, state, local and other Tax Returns required to be filed in accordance with the Allocation Statement and (iii) the parties agree to consult, and to cause their respective Affiliates to consult, with one another with respect to any Tax audit, controversy or litigation relating to the Allocation Statement by the IRS or another tax authority (it being understood that, notwithstanding the foregoing, in the event the IRS challenges any position taken by either party relating to the Allocation Statement, such party may settle or litigate such challenge without the consent of, or liability to, the other parties).

ARTICLE 5

CLOSING

5.1           Closing.  The consummation of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Seller, 1730 N. First Street, San Jose, California (or at such other place as the parties may designate), at 9:00 a.m. on August     , 2009 or, if later, the third Business Day after such later date as the conditions specified in Sections 5.4 and 5.5 are

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fulfilled.  The date on which the Closing is effected is referred to in this Agreement as the “Closing Date.”

5.2           Deliveries at Closing.  At the Closing:

(a)           Seller Deliveries.  Seller shall deliver to Purchaser the items described in clauses (i) through (vii) below:

(i)            one or more bills of sale, in form and substance reasonably satisfactory to Purchaser and Seller (collectively, the “Bill of Sale”), executed by Seller and its Affiliates with respect to the Transferred Assets owned by each such Person;

(ii)           assignments of contracts, in form and substance reasonably satisfactory to Purchaser and Seller (the “Assignments of Contracts”), executed by Seller and its Affiliates with respect to the SRAM Purchase Orders and SRAM Contracts to which each such Person is a party;

(iii)          the Intellectual Property Agreement, dated as of the Closing Date, in the form attached hereto as Exhibit F (the “IP Agreement”), executed by Seller;

(iv)          the Amendment to the Letter of Intent between the parties dated February 12, 2008 (the “Letter of Intent”), substantially in the form attached hereto as Exhibit G (the “LOI Amendment”), executed by Seller and Parent;

(v)           the Reseller Agreement, dated as of the Closing Date, in the form attached hereto as Exhibit H (the “Reseller Agreement”), executed by Seller;

(vi)          evidence that the individuals signing this Agreement and the Collateral Agreements on behalf of Seller and its Affiliates are authorized to do so; and

(vii)         all other documents, certificates, instruments or writings required hereunder to be delivered by Seller or reasonably requested by Purchaser in connection herewith.

(b)           Purchaser Deliveries.  Purchaser shall deliver to Seller the items described in clauses (i) through (vi) below:

(i)            the Closing Payment by wire transfer of immediately available funds to the account designated in writing by Seller;

(ii)           any sales tax applicable to the transfer of U.S. based Transferred Assets as set out in any Bill of Sale delivered to Purchaser;

(iii)          the IP Agreement, executed by Purchaser;

(iv)          the LOI Amendment, executed by Purchaser;

(v)           the Reseller Agreement, executed by Purchaser;

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(vi)          evidence that the individuals signing this Agreement and the Collateral Agreements on behalf of Purchaser are authorized to do so; and

(vii)         all other documents, certificates, instruments or writings required hereunder to be delivered by Purchaser or reasonably requested by Seller in connection herewith.

(c)           Collateral Agreements.  The Bill of Sale, Assignments of Contracts, IP Agreement and Reseller Agreement shall constitute, collectively, the “Collateral Agreements.”

5.3           Delivery of Purchased Assets.  Title to the Transferred Assets will pass to Purchaser as of the Closing at the locations where such Transferred Assets are physically located.  Promptly following the Closing, Seller will place Purchaser in full possession and control of the Transferred Assets and all other information to be provided in accordance with the terms of the IP Agreement, and Purchaser shall promptly remove the Transferred Assets from Seller’s premises as follows:

(a)           All Transferred Assets and other information capable of electronic transmission will be transmitted to Purchaser in such manner, as reasonably instructed by Purchaser.

(b)           All other assets and information will be made available to Purchaser by Seller at the facilities where such items are currently located.  Purchaser and Seller shall agree on a schedule for the transfer of such Transferred Assets as soon as practicable following the Closing.  Seller shall allow reasonable access to its premises and otherwise cooperate reasonably with Purchaser so that Purchaser may promptly remove such items.  Seller shall, at its expense:  (i) disassemble and crate all Transferred Equipment in accordance with applicable industry standards and subject to appropriate manufacturer certification; and (ii) make any permanent or temporary modifications to its facilities (including the removal of windows or doors), in each case as may be necessary for the removal of any Transferred Equipment from Seller’s premises.  Purchaser shall otherwise be responsible for the removal and transportation of such assets, at its cost and risk of loss.

(c)           Seller shall have no responsibility for the maintenance of the Transferred Equipment following the Closing.

(d)           Seller shall have the right to retain copies and/or originals of the databases, documentation, records and other Transferred Assets described in Section 2.1(f) solely for archival purposes and for use related to warranty claims and other customer claims concerning SRAM Products sold by Seller prior to the Closing.

(e)           Seller shall obtain and deliver to Purchaser within 30 days following the Closing Date all Consents and waivers required to permit the assignment to Seller of the key SRAM contracts listed on Schedule 5.3(e) hereto (the “Key SRAM Contracts”).  Seller will use commercially reasonable efforts to effect the assignment of the other SRAM Contracts as soon as possible after the Closing.

5.4           Conditions Precedent to Obligations of Purchaser. The obligations of Purchaser under this Agreement to consummate the transactions contemplated hereby will be

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subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived at the option of Purchaser:

(a)           All representations and warranties of Seller made in this Agreement or in any exhibit, schedule or document delivered pursuant hereto shall be true and complete in all material respects on and as of the Closing Date as if made on and as of that date.

(b)           All of the terms, covenants and conditions of this Agreement to be complied with and performed by Seller on or prior to the Closing Date shall have been duly complied with or performed.

(c)           No suit, action, claim or governmental proceeding shall be pending against, and no order, decree or judgment of any court, agency or Governmental Authority shall have been rendered against, any party hereto that would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

5.5           Conditions Precedent to Obligations of Seller.  The obligations of Seller under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived at the option of Seller:

(a)           All representations and warranties of Purchaser made in this Agreement or in any exhibit, schedule or document delivered pursuant hereto shall be true and complete in all material respects as of the Closing Date as if made on and as of that date.

(b)           All of the terms, covenants and conditions of this Agreement to be complied with and performed by Purchaser on or prior to the Closing Date shall have been duly complied with or performed.

(c)           No suit, action, claim or governmental proceeding shall be pending against, and no order, decree or judgment of any court, agency or other Governmental Authority shall have been rendered against, any party hereto that would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby makes the following representations and warranties to Purchaser, each of which shall be true and correct as of the date hereof and as of the Closing Date and shall be unaffected by any investigation heretofore or hereafter made.

6.1           Organization and Good Standing.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

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6.2           Authorization and Effect of Agreement.  Seller and its Affiliates each has the requisite corporate power and authority to execute and deliver this Agreement and the Collateral Agreements to which it is a party, and to perform the transactions contemplated hereby and thereby.  The execution and delivery by Seller of this Agreement, the execution and delivery by Seller and its Affiliates of the Collateral Agreements and the performance by each of them of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller and its Affiliates, as applicable, and do not and will not require any consent or approval of any Governmental Authority or any other Person.  This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, reorganization, moratorium, insolvency, fraudulent conveyance and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity.  Each of the Collateral Agreements, when executed and delivered by Seller and its Affiliates at the Closing, will constitute a valid and binding agreement of Seller and/or its Affiliate(s), as applicable, enforceable against such Person(s) in accordance with its terms, subject to applicable bankruptcy, reorganization, moratorium, insolvency, fraudulent conveyance and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity.

6.3           No Conflicts.  The execution and delivery of this Agreement and the Collateral Agreements by Seller and its Affiliates does not, and the performance by Seller and its Affiliates of the transactions contemplated by this Agreement and the Collateral Agreements will not, conflict with, or result in any violation of, or constitute a default under, or, as applicable, give rise to the creation of a Lien upon any of the Transferred Assets or to a right of termination, cancellation or acceleration of any obligation or to a loss of a benefit under, (a) any provision of the Certificate of Incorporation or Bylaws or other applicable constituent documents of Seller or any of its Affiliates, (b) except for Consents required to permit Seller or its Affiliates to assign SRAM Contracts (each of which consent is described on Exhibit E hereto), any of the terms, conditions or provisions of any Contract by which Seller of any of its Affiliates is bound, or (c) any Law or Order applicable to or binding on Seller or any of its Affiliates or any of their respective assets.  Except for any Consents required to permit the assignment of SRAM Contracts, no Consent is required to be obtained, made or given (whether pursuant to applicable Law, Contract or otherwise) in connection with the execution and delivery of this Agreement or any of the Collateral Agreements by Seller or any of its Affiliates or the performance by any of them of the transactions contemplated hereby or thereby.

6.4           No Third Party Options.  There are no existing agreements, options or commitments granting to any Person the right to acquire any of the Transferred Assets or any interest therein except for sales of SRAM Product Inventory in the ordinary course of business.

6.5           Financial Data.  All historical financial data related to the Business provided to Purchaser in connection with the negotiation of the transactions contemplated hereby was accurately extracted from the books and records of Seller.  Such financial information presents fairly, in all material respects, the financial position and the results of operations of the Business for the periods indicated (exclusive of the Excluded Assets and the Retained Liabilities), except for the omission of certain information required by GAAP to be included in footnotes to such financial information, which footnotes have not been prepared by Seller.  Seller makes no other

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representations with regard to such financial information.  Purchaser acknowledges that such financial information was prepared solely for the purpose of this Agreement and that the Business was not conducted on a stand-alone basis as a separate entity during the periods indicated in such financial information and that the financial information includes allocations and estimates not necessarily indicative of the costs that would have resulted if the Business had been operated and conducted on a stand-alone basis as a separate entity during such periods.

6.6           Litigation.

(a)           There are no judicial or administrative actions, proceedings or investigations pending or threatened that question the validity of this Agreement or any action taken or to be taken by Seller in connection with this Agreement.

(b)           There are no lawsuits, claims, administrative or other proceedings or investigations relating to the conduct of the Business or otherwise affecting the Transferred Assets pending or threatened against Seller or any of its Affiliates, except as disclosed on Schedule 6.6(b) hereto.

(c)           There are no Orders of any Governmental Authority binding on Seller or any of its Affiliates that relate to the Business or otherwise affect the Transferred Assets.

6.7           Title to and Condition of Assets.  Seller and each of its Affiliates owns, leases or has the legal right to use all of its respective Transferred Assets, as identified in the exhibits hereto (other than SRAM Intellectual Property which is subject to the IP Agreement) and has good title to (or in the case of leased Transferred Assets, valid leasehold interests in) all such Transferred Assets (other than SRAM Intellectual Property which is subject to the IP Agreement).  The Transferred Assets are in good operating condition and repair, subject to normal wear, are usable in the regular and ordinary course of business and conform to all applicable Laws.  At the Closing, Seller and its Affiliates will sell, convey, assign, transfer and deliver to Purchaser (i) valid and marketable title to all of the Transferred Assets, and (ii) all their respective right and interest in and to all of the Transferred Assets (other than SRAM Intellectual Property which is subject to the IP Agreement), free and clear of any Liens.

6.8           Products

(a)           Attached hereto as Schedule 6.8(a) is a complete list of the SRAM Products by part number.

(b)           All SRAM Product Inventory consisting of finished SRAM Products is of good and merchantable quality and is free of defects, except for such inventory that is designated as defective on Exhibit B hereto and as to which no value has been assigned.  All other SRAM Product Inventory meets Seller’s defined yield expectations as set forth on Schedule 6.8(b) hereto, but no warranty of merchantability or other warranties are given for such goods.

(c)           Schedule 6.8(c) sets forth the standard form terms and conditions of all product warranties generally extended by Seller to purchasers of the SRAM Products during the preceding three years.

CONFIDENTIAL TREATMENT REQUESTED

(d)           Aside from its obligations under such standard warranties, Seller is not under any liability or obligation with respect to the return of any inventory in the possession of distributors or other customers.

6.9           Contracts.  Each SRAM Contract is valid and enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, moratorium, insolvency, fraudulent conveyance and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity.  Seller is not, and to Seller’s Knowledge, no other party thereto is, in material default in the performance, observance or fulfillment of any obligation under the SRAM Contracts.  To Seller’s Knowledge, no event has occurred which, with or without the giving of notice or lapse of time, or both, would constitute a default thereunder.  To Seller’s Knowledge, the SRAM Contracts represent all contracts material to the operation of the Business.

6.10         Business Contained in Seller. All of the assets, properties and rights under agreements, contracts, licenses and leases constituting the Transferred Assets are owned, leased, held or licensed by Seller or its Affiliates.  Where not owned by Seller, the owner is indicated on the exhibits attached hereto.

6.11         Tax Matters.  All material Tax Returns that are required to be filed on or before the date hereof with respect to any Tax by or on behalf of Seller have been filed and all Taxes shown to be due and payable on such Tax Returns have been paid except where such Tax is being contested in good faith by appropriate proceedings or where the failure to so file or pay would not be reasonably likely to be material to Seller.  There are no Liens for Taxes upon any of the Transferred Assets, except for Liens for Taxes not yet due and payable.  For current property taxes, Purchaser and Seller agree that the assessment date (or lien date) will determine the ownership of the liability. If the Closing takes place after the assessment date, then the property tax liability remains with Seller. If the Closing takes place before the assessment date then the liability will transfer to Purchaser.

6.12         Compliance with Laws.  Seller, its Affiliates and their respective officers and employees have complied in all material respects with, are not in violation in any material respect of, and have not received any notices of violation with respect to, any foreign, federal, state, province or local Law with respect to the conduct of the Business or the ownership or operation of the Transferred Assets.  There are no governmental licenses, permits or approvals issued to Seller that relate exclusively to the Business or the SRAM Products.

6.13         Restrictions on Business Activities.  There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which Seller, any of its Affiliates or, to Seller’s Knowledge, any of their respective officers is a party or otherwise binding upon Seller, any of its Affiliates or, to Seller’s Knowledge, any of their respective officers that has or reasonably could be expected to have the effect of prohibiting or materially impairing the transactions contemplated hereby, the conduct of the Business by Purchaser or the performance of any party’s obligations under this Agreement or the Collateral Agreements.

6.14         Disclosure.  No representation or warranty of Seller contained herein, and no statement contained in any document or other instrument furnished or to be furnished by Seller

CONFIDENTIAL TREATMENT REQUESTED

to Purchaser in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the representation, warranty or statement so made not misleading.  Seller has delivered to Purchaser complete and accurate copies of each Contract or other document referred to in any Exhibit or Schedule hereto or otherwise included in the Transferred Assets.

6.15         Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby makes the following representations and warranties to Seller, each of which shall be true and correct as of the date hereof and as of the Closing Date and shall be unaffected by any investigation heretofore or hereafter made.

7.1           Corporate Organization.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

7.2           Authorization and Effect of Agreement.  Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and the Collateral Agreements and to perform the transactions contemplated hereby and thereby.  The execution and delivery by Purchaser of this Agreement and the Collateral Agreements and the performance by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser, and do not and will not require any consent or approval of any Governmental Authority or any other Person.  This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, reorganization, moratorium, insolvency, fraudulent conveyance and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity.  Each of the Collateral Agreements, when executed and delivered by Purchaser at the Closing, will constitute a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, reorganization, moratorium, and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity.

7.3           No Conflicts. The execution and delivery of this Agreement and the Collateral Agreements by Purchaser does not, and the performance by Purchaser of the transactions contemplated by this Agreement and the Collateral Agreements will not, conflict with, or result in any violation of, or constitute a default under (a) any provision of the Certificate of Incorporation or Bylaws of Purchaser, (b) any of the terms, conditions, or provisions of any Contract by which Purchaser is bound, or (c) any Law or Order applicable to or binding on Purchaser.  No Consent is required to be obtained, made or given (whether pursuant to applicable

CONFIDENTIAL TREATMENT REQUESTED

Law, Contract or otherwise) in connection with the execution and delivery of this Agreement or any of the Collateral Agreements by Purchaser or the performance by Purchaser of the transactions contemplated hereby or thereby.

7.4           Litigation.  There are no judicial or administrative actions, proceedings or investigations pending or, to Purchaser’s knowledge, threatened that question the validity of this Agreement or any action taken or to be taken by Purchaser in connection with this Agreement.

7.5           Condition of Transferred Assets. Purchaser and its representatives and agents have had and exercised, prior to the date hereof, the right to make all inspections and investigations of the Business and the Transferred Assets deemed necessary or desirable by Purchaser.  In light of these inspections and investigations and the representations and warranties made to Purchaser by Seller in Article 6 hereof, Purchaser is relinquishing any right to any claim based on any representations and warranties other than those specifically included in Article 6 hereof and in the Collateral Agreements.  ALL OTHER WARRANTIES OF MERCHANTABILITY, INFRINGEMENT AND FITNESS FOR ANY PARTICULAR PURPOSE, AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR FOREIGN LAWS), ARE HEREBY WAIVED BY PURCHASER.  PURCHASER FURTHER REPRESENTS THAT NEITHER SELLER NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING ANY OF SELLER, THE BUSINESS, THE TRANSFERRED ASSETS OR THE ASSUMED LIABILITIES NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE COLLATERAL AGREEMENTS, AND NEITHER SELLER NOR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO PURCHASER OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO PURCHASER OR ITS REPRESENTATIVES OR PURCHASER’S USE OF, ANY SUCH INFORMATION RELATING TO THE BUSINESS, ANY OFFERING MEMORANDUM OR OTHER PUBLICATION PROVIDED TO PURCHASER OR ITS REPRESENTATIVES, OR ANY OTHER DOCUMENT OR INFORMATION PROVIDED TO PURCHASER OR ITS REPRESENTATIVES IN CONNECTION WITH THE SALE OF THE BUSINESS.  SUBJECT TO THE REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED HEREIN AND IN THE COLLATERAL AGREEMENTS, (I) PURCHASER IS ASSUMING ALL LIABILITIES AND OBLIGATIONS WITH RESPECT TO THE CONDITION OF THE TRANSFERRED ASSETS, AND (II) PURCHASER IS ACKNOWLEDGING THAT IT IS BUYING THE TRANSFERRED ASSETS ON AN “AS IS, WHERE IS” BASIS “WITH ALL FAULTS” AND THAT SELLER IS NOT MAKING ANY FURTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, RESPECTING THE TRANSFERRED ASSETS.  PURCHASER ACKNOWLEDGES THAT ANY FINANCIAL PROJECTIONS PROVIDED BY SELLER ARE FOR ILLUSTRATIVE PURPOSES ONLY AND DO NOT FORM THE BASIS FOR ANY LIABILITY.

7.6           Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

CONFIDENTIAL TREATMENT REQUESTED

ARTICLE 8

COVENANTS

8.1           Employees. Purchaser shall have the right, but shall be under no obligation, either prior to or after the Closing, to make offers of employment (to be effective at or following the Closing) to such current employees of the Business as it shall designate in its sole discretion.  Any such offer made prior to the Closing may be conditioned upon the consummation of the transactions contemplated hereby at the Closing.  All obligations of Seller to all employees of the Business through the Closing, including, without limitation, obligations for salary, sales commissions, bonus compensation, payroll taxes, fringe benefits and severance pay, are and shall remain, the sole obligations of Seller.  All employment arrangements between Purchaser and any such employees that may be hired by Purchaser will be negotiated directly between Purchaser and such employees.

8.2           Accounts Receivable.  Purchaser shall promptly remit to Seller any payments received by Purchaser following the Closing Date with respect to any accounts receivable of Seller accrued as of the Closing Date.  Seller shall promptly remit to Purchaser any payments received by Seller following the Closing Date with respect to any accounts receivable of the Business accruing from and after the Closing Date.

8.3           Covenant Not to Compete.

(a)           Ownership of Competing Business Interests.  Seller, for itself and on behalf of Parent and SCK, agrees that prior to the fifth anniversary of the Closing Date, none of them will, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the sale of Competing Products, provided, however, that nothing herein shall preclude Seller, Parent or SCK from (i) owning a non-controlling equity interest in any publicly traded company listed on a stock exchange, or (ii) investing in ventures, partnerships or other entities that do not constitute affiliates (as such term is defined in the Securities Exchange Act of 1934, as amended) of Seller or any of its Affiliates.

(b)           Manufacture and Sale of Competing Products.  Seller, for itself and on behalf of Parent and SCK, further agrees that prior to the fifth anniversary of the Closing Date, Seller, Parent and SCK shall not make, have made, sell, offer to sell, import or otherwise distribute any Competing Products; provided, however, that nothing herein shall preclude Seller, Parent or SCK from making (or having made), using, purchasing, selling, importing or otherwise distributing a Competing Product, to the extent that such Competing Product is incorporated into any of such party’s or its Affiliates’ end products.

(c)           Nonsolicitation of Employees.  Seller, for itself and on behalf of Parent and SCK, agrees that during the period in which they are bound by the covenants contained in Sections 8.3(a) and 8.3(b), none of them will, directly or indirectly, specifically target, solicit or induce any employee of Purchaser (i) to discontinue his or her relationship with Purchaser or (ii) to accept employment by, or enter into a business relationship with Seller or any of its Affiliates; provided, however, that Seller, Parent and SCK shall not be prohibited from

CONFIDENTIAL TREATMENT REQUESTED

(A) soliciting by means of general advertisement or third party agent (it being permissible for third party agents to solicit Purchaser’s employees as long as Seller, Parent and/or SCK do not direct such third party agents to solicit Purchaser’s employees) or (B) soliciting or hiring individuals who initiate contact with Sony, Parent or SCK regarding potential employment.

8.4           Confidentiality.

(a)           Seller’s Obligations.  Seller agrees that from and after the Closing, Seller will not, directly or indirectly, disclose, reveal, divulge or communicate to any person or entity other than authorized officers, directors and employees of Purchaser, or use or otherwise exploit for its own benefit or for the benefit of anyone other than Purchaser, any Confidential Information (as defined below).  Seller shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is required by Law or in the enforcement of its rights hereunder; provided, however, that in the event disclosure is required by applicable Law, Seller shall, to the extent reasonably possible, provide Purchaser with prompt notice of such requirement prior to making any disclosure so that Purchaser may seek an appropriate protective order.  For purposes of this Section 8.4, “Confidential Information” shall mean any confidential information with respect to the conduct or details of the Business, including, without limitation, methods of operation, products, proposed products, former products, prices, fees, costs, plans, designs, technology, inventions, trade secrets, know-how, software, marketing methods, policies, plans, or other specialized information or proprietary matters.  The term Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (a) is generally available to the public on the date of this Agreement, (b) becomes generally available to the public other than as a result of a disclosure by Seller not otherwise permissible thereunder, (c) is independently developed by Seller as established by documentary evidence, (d) Seller learns from other sources where such sources have not, to Seller’s Knowledge, violated their confidentiality obligation to Purchaser, or (e) Seller or its Affiliates use in other lines of business.

(b)           Purchaser’s Obligations.  Purchaser shall be bound to the same extent as Seller to the confidentiality agreements listed on Schedule 8.4, provided, and to the extent, that such agreements or other documents provided to Purchaser by Seller clearly identify the confidential information subject to such agreements.  If requested by the other party or parties to any such agreement, Purchaser shall sign a counterpart to such confidentiality agreement confirming its agreement to be so bound.

8.5           Specific Performance: Reformation.  The parties hereto specifically acknowledge and agree that the remedy at law for any breach of Sections 8.3 or 8.4 may be inadequate and that Purchaser, in addition to any other relief available to it, shall be entitled to seek temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever.  In the event that the provisions of Sections 8.3 or 8.4 should ever be deemed to exceed the limitations provided by applicable Law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted.

8.6           Warranty Support.  Purchaser will make available for sale to Seller SRAM Products for a period of one year following the Closing Date in order for Seller to satisfy, in its good faith determination, Seller’s warranty obligations for SRAM Products distributed prior to

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the Closing Date.  Purchaser shall sell such SRAM Products to Seller for such purpose at Purchaser’s then current manufacturing cost.  Delivery of such products shall be pursuant to Seller’s standard purchase order terms and conditions.

8.7           Publicity.  Neither party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party; provided, however, that nothing herein will prohibit either party from issuing or causing publication to the extent that such party determines, on advice of counsel, that such publication is required by Law or the rules of any national stock exchange applicable to it, in which event the party making such determination will use reasonable efforts to allow the other party reasonable time to comment on such release or announcement, and will make all revisions thereto reasonably requested by such other party, in advance of its issuance.

8.8           Maintenance of Books and Records.  Each of Seller and Purchaser shall preserve until the second anniversary of the Closing Date all electronic records (excluding emails) possessed by such party directly relating to the assets, liabilities or operations of the Business prior to the Closing Date.  After the Closing Date, where there is a legitimate purpose, such party shall provide the other party with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the relevant officers and employees of such party and (ii) the books of account and records of such party, but, in each case, only to the extent relating to the assets, liabilities and operations of the Business prior to the Closing Date, and the other party and its representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and further provided that, as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party and its representatives will use due care to not disclose such information except (i) as required by Law, (ii) with the prior written consent of such party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such party, through sources other than the requesting party and its representatives.  Such records may nevertheless be destroyed by a party if such party sends the other party written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed.  Such records may then be destroyed after the 30th day following delivery of such notice unless the other party objects to the destruction, in which case the party seeking to destroy the records shall either agree to retain such records or to deliver such records to the objecting party.

8.9           Bulk Transfer Laws. Purchaser acknowledges that Seller has not taken, and does not intend to take, any action required to comply with any applicable bulk sale or bulk transfer laws or similar laws.

8.10         Insurance.  Prior to and following the Closing, the coverage under all insurance policies of Seller and its Affiliates related to the Business shall continue in force only for the benefit of Seller and its Affiliates and not for the benefit of Purchaser.  Purchaser agrees to arrange for its own insurance policies with respect to the Business covering all periods following the Closing and agrees not to seek, through any means, to benefit from any of Seller’s or its

CONFIDENTIAL TREATMENT REQUESTED

Affiliates’ insurance policies which may provide coverage for claims relating in any way to the Business.

8.11         Customer Support.  Purchaser will assume front line customer support functions with respect to the Business on and after the Closing Date.  Purchaser will respond to initial customer support inquiries, including inquiries related to SRAM Products sold by Seller prior to the Closing.  Purchaser will perform the initial response functions listed on Schedule 8.11 with respect to such SRAM Products within the times noted thereon.  Seller shall reimburse Purchaser for the cost of such services in the amounts set forth on Schedule 8.11.  Any additional customer service support to be provided by Purchaser with respect to SRAM Products sold prior to the Closing will be subject to further agreement between the parties.

8.12         Taking of Necessary Action; Further Action.  If, at any time after the Closing Date, any further action is necessary to carry out the purposes of this Agreement and to vest Purchaser with full right, title and possession to the Transferred Assets, Seller will take, and cause its Affiliates to take, all such lawful and necessary action. Neither Purchaser nor Seller shall take any action that is materially inconsistent with its obligations under this Agreement.

8.13         Continued CIS-SRAM Operations.  Purchaser acknowledges that a material inducement for Seller to enter into this Agreement is Purchaser’s good faith commitment to support the manufacture, sale and distribution of CIS-SRAMs, without which Seller would not have entered into this Agreement.  Purchaser further acknowledges that it is Purchaser’s current intention, following the Closing, to continue to actively support the development, manufacture and sale of CIS-SRAMs to the mutual financial advantage of both Purchaser and Seller.  To that end, Purchaser covenants that during the two-year period in which Contingent Payments may be payable, Purchaser will not develop a product that directly competes with CIS-SRAM; provided, however, that Purchaser shall be relieved from such obligation in the event that any viable claim of infringement is asserted against Purchaser by a third party or Purchaser encounters a material technical problem which, in either case, Purchaser reasonably determines would materially affect its ability to manufacture, sell or distribute CIS-SRAMs but would not so affect such competitive product.  Seller acknowledges, however, that the SRAM industry is characterized by rapidly changing technologies, evolving industry standards and frequent new product introductions and that Purchaser must be able to react, on a timely and cost-effective basis, to meet changing customer requirements.  Accordingly, Seller acknowledges that, except as specifically provided in this Section 8.13, Purchaser’s obligation to make Contingent Payments shall not in any way affect Purchaser’s right to exercise management control over all aspects of its business.  Without limiting the generality of the foregoing, Purchaser shall not be required to:  (i) continue to manufacture or sell CIS-SRAMs for any period of time following the Closing; (ii) devote more resources to the sale of CIS-SRAMs than is, in the opinion of Purchaser’s management, prudent in the context of Purchaser’s overall business; or (iii) seek to maximize CIS-SRAM Revenues where to do so, in the opinion of Purchaser’s management, would have an adverse effect on Purchaser’s profitability or on the sale of Purchaser’s other products.

8.14         Reseller Agreement.   Notwithstanding any rights conferred on Purchaser in this Agreement or the IP Agreement to the contrary, if any finished SRAM Products delivered by Seller to Purchaser, and bearing the Sony logo on the exterior packaging, have not been sold by

CONFIDENTIAL TREATMENT REQUESTED

Purchaser to an unaffiliated third party by the 180th day following the Closing Date, any sales of such SRAM Products made by Purchaser thereafter shall be subject to the Reseller Agreement.

8.15         Financial Statements.

(a)           On or before the 65th day after the Closing Date, Seller shall, to the extent required by the SEC, deliver to Purchaser, financial statements of the Business to support Purchaser’s SEC Form 8-K filing consistent with SEC requirements.  Such financial statements shall be in the form required by Regulation S-X, subject to such modifications as the SEC may permit, and audited by registered independent public accountants (collectively, the “Audited Financial Statements”).  Seller shall bear all of its internal costs related to the preparation of the Audited Financial Statements.  Seller and Purchaser shall share equally in (i) the fees and expenses of Seller’s registered independent public accountants incurred in connection with their services related to the Audited Financial Statements and (ii) the reasonable fees and expenses of Seller’s outside counsel incurred in connection with the preparation of the Audited Financial Statements and approved in advance by Purchaser (which approval shall not be unreasonably withheld).

(b)           In addition, Seller shall, to the extent required by the SEC, deliver to Purchaser any unaudited interim financial information of the Business required by the SEC in connection with Purchaser’s SEC reporting obligations.  Such interim financial information shall be in the form required by Regulation S-X, subject to such modifications as the SEC may permit.  Seller shall bear all of its internal costs related to the preparation of such interim financial statements.  Seller and Purchaser shall share equally in (i) the fees and expenses of Seller’s registered independent public accountants in connection with their services related to such interim financial information and (ii) the reasonable fees and expenses of Seller’s outside counsel incurred in connection with the preparation of such interim financial information and approved in advance by Purchaser (which approval shall not be unreasonably withheld).

ARTICLE 9

SURVIVAL AND INDEMNIFICATION

9.1           Survival of Representations, Warranties and Covenants

(a)           The representations and warranties of Seller and Purchaser contained in this Agreement shall survive the Closing until the expiration of two years from the Closing Date. No claims for Losses based on such representations and warranties may be asserted following the expiration of such period.  The covenants contained in this Agreement shall survive until they terminate pursuant to their terms.

(b)           No party hereto shall be deemed to have breached any representation, warranty, or covenant contained herein if (i) the other party was aware prior to the execution and delivery of this Agreement of the breach of, or inaccuracy in, or of any facts or circumstances constituting or resulting in the breach of, or inaccuracy in, such representation, warranty or covenant, or (ii) such party shall have notified the other party hereto in writing, on or prior to the Closing Date, of the breach of, or inaccuracy in, or of any facts or circumstances constituting or

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resulting in the breach of or inaccuracy in, such representation, warranty or covenant, and such other party has permitted the Closing to occur.

9.2           Indemnification.

(a)           From and after the Closing Date and subject to Sections 9.1 and 9.4, Seller agrees to indemnify and hold harmless Purchaser against and in respect of any and all losses, claims, damages, liabilities, reasonable costs and expenses, including reasonable legal fees and expenses (“Losses”), resulting or arising from or otherwise relating to (i) any breaches of the representations and warranties of Seller or its Affiliates set forth in this Agreement or any of the Collateral Agreements, (ii) any nonfulfillment of or material failure to comply with any covenant of Seller or its Affiliates set forth in this Agreement or any of the Collateral Agreements, or (iii) any Retained Liability.

(b)           From and after the Closing Date and subject to Sections 9.1 and 9.4, Purchaser agrees to indemnify and hold harmless Seller against and in respect of any and all Losses resulting or arising from or otherwise relating to (i) any breaches of Purchaser’s representations and warranties set forth in this Agreement, (ii) any nonfulfillment of or material failure to comply with any covenant set forth in this Agreement by Purchaser, (iii) the operation of the Business or the Transferred Assets or actions taken by or on behalf of Purchaser after the Closing, or (iv) any Assumed Liability.

9.3           Method of Asserting Claims, etc.  All claims for indemnification by any Indemnified Party hereunder shall be asserted and resolved as set forth in this Section 9.3.  In the event that any written claim or demand for which an Indemnifying Party would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event more than 30 days following such Indemnified Party’s receipt of such claim or demand, notify the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the “Claim Notice”).  The Indemnifying Party shall have 30 days from the delivery of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether or not it desires to defend (or permit any of its predecessors (a “Permitted Designee”) to defend) the Indemnified Party against such claim or demand.  An election to assume the defense of such claim or demand shall not be deemed to be an admission that the Indemnifying Party is liable to the Indemnified Party in respect of such claim or demand.  All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party; provided, however, that the amount of such expenses shall be a liability of the Indemnifying Party hereunder, subject to the limitations set forth in this Article 9.  In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold the Indemnified Party harmless from and against any third party claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including, without limitation, attorney’s fees and court costs) incurred by the Indemnifying Party in its defense of the third party claim.  In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend or permit a Permitted Designee to defend, the Indemnified Party against such claim or demand, except as hereinafter provided, the Indemnifying Party shall have the right to defend the Indemnified Party by

CONFIDENTIAL TREATMENT REQUESTED

appropriate proceedings.  If any Indemnified Party desires to participate in any such defense or settlement for which the Indemnifying Party has elected, pursuant to the prior sentence to defend, or permit its Permitted Designee to defend, the Indemnified Party may do so at its sole cost and expense.  The Indemnified Party shall not settle a claim or demand without the consent of the Indemnifying Party, which shall not be unreasonably withheld.  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any Subsidiary or Affiliate thereof.  If the Indemnifying Party elects not to defend the Indemnified Party against a claim or demand for which the Indemnifying Party has an indemnification obligation hereunder, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the amount of any such claim or demand, or, if the same shall be contested by the Indemnified Party, then that portion thereof as to which such contest is unsuccessful (and the reasonable costs and expenses pertaining to such contest) shall be the liability of the Indemnifying Party hereunder, subject to the limitations set forth in this Article 9.  To the extent the Indemnifying Party shall control or participate in the defense or settlement of any third party claim or demand, the Indemnified Party will give the Indemnifying Party, its counsel and any Permitted Designee (with respect to any liability for which the Indemnifying Party may have an indemnity claim pursuant to any agreement it had made with such Permitted Designee as in effect as of the date hereof), access to, during normal business hours, the property and relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party.  The Indemnified Party shall use its best efforts in the defense of all such claims.  Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement shall state specifically the representation, warranty, or covenant with respect to which the claim is made, the facts giving rise to an alleged basis for the claim, and the amount of the liability asserted against the Indemnifying Party by reason of the claim.

9.4           Indemnification Amounts.  No Indemnifying Party shall have liability under Sections 9.2(a) or 9.2(b) until the aggregate amount of Losses to such Indemnified Party exceeds $200,000 (the “Basket Amount”), in which case the Indemnified Party shall be entitled to recover Losses in an amount up to 20% of the aggregate amount of the Closing Payment plus the Inventory Adjustment Payment; provided, however, that the Indemnifying Party shall be liable only for the amount by which all Losses exceed the Basket Amount; and provided, further, that no individual claim for payment of a Loss may be made under Sections 9.2(a)(i)-(ii) or 9.2(b)(i)-(ii) unless such claim is an amount of $75,000 or greater.  Nothing contained in this Section 9.4 shall apply to limit in any way the amount that Purchaser owes to Seller under Article 4 or that either party may recover against the other under Article 4.

9.5           Losses Net of Insurance, Etc.  The amount of any Loss for which indemnification is provided under Section 9.2 shall be net of (i) any amounts recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party, (ii) any insurance proceeds or other cash receipts or sources of reimbursement received as an offset against such Loss (each source named in clauses (i) and (ii), a “Collateral Source”) and (iii) an amount equal to the present value of the Tax benefit, if any, available to or taken by the Indemnified Party attributable to such Loss. Indemnification under this Article 9 shall not be available to Seller or Purchaser, as the case may be, unless the party seeking

CONFIDENTIAL TREATMENT REQUESTED

indemnification under this Article 9 first uses all reasonable efforts to seek recovery from all Collateral Sources. The parties acknowledge and agree that no right of subrogation shall accrue or inure to the benefit of any Collateral Source hereunder.  The Indemnifying Party may require an Indemnified Party to assign the rights to seek recovery pursuant to the preceding sentence; provided, however, that the Indemnifying Party will then be responsible for pursuing such recovery at its own expense.  If the amount to be netted hereunder from any payment required under Section 9.2 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article 9, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article 9 had such determination been made at the time of such payment.

9.6           Sole Remedy/Waiver.  To the extent permitted by Law, the indemnity provisions of this Article 9 shall be the sole and exclusive remedy of the parties with respect to claims arising under or related to this Agreement and the Collateral Agreements that are asserted subsequent to the Closing; provided, however, that nothing contained in this Article 9 shall:  (i) prohibit any party from seeking an injunction or any other equitable remedy in respect thereof or (ii) limit in any manner any remedy at law or in equity to which an Indemnified Party shall be entitled against an Indemnifying Party as a result of willful fraud or intentional misrepresentation by the Indemnifying Party or any of its employees, representatives or agents.

9.7           No Consequential Damages.  Notwithstanding anything to the contrary contained herein, no Indemnifying Party shall be liable to or otherwise responsible to any Indemnified Party for consequential, incidental or punitive damages, for lost profits or for diminution in value which arise out of or relate to this Agreement or the performance or breach thereof or any liability retained or assumed hereunder.

9.8           Mitigation of Damages.  The Indemnified Party shall take all reasonable steps to mitigate any Loss upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach or other occurrence which gives rise to the Loss.

9.9           No Set-Off.  Neither Seller nor Purchaser shall have any right to set-off any Losses against any payments to be made by either of them pursuant to this Agreement or otherwise.

ARTICLE 10

MISCELLANEOUS PROVISIONS

10.1         Notices.  All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one business day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

CONFIDENTIAL TREATMENT REQUESTED

(a)           If to Purchaser, to:

GSI Technology, Inc.

2360 Owen Street

Santa Clara, CA  95054

Attention:  Chief Financial Officer

Facsimile No.:  (408) 980-8377

with a copy (which will not constitute notice) to :

DLA Piper LLP (US)

2000 University Avenue

East Palo Alto, CA  94303-2215

Attention:  Dennis C. Sullivan

Facsimile No.:  (650) 867-1200

(b)           If to Seller, to:

Sony Electronics Inc.

1730 N. First Street

San Jose, CA 95112

Attention: Law Department

Facsimile No.: (408) 352-4169

with a copy (which will not constitute notice) to :

Sony Electronics Inc.

16530 Via Esprillo, MZ7300

San Diego, CA 92127

Attention:  General Counsel

Facsimile No.:  (858) 942-8170

or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

10.2         Expenses.  Except as otherwise expressly provided herein, each party hereto will pay any expenses incurred by it incident to this Agreement, and in preparing to consummate and consummating the transactions provided for herein.

10.3         Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any party without the prior written consent of the other party.  Notwithstanding the foregoing, a party may transfer or assign its rights under this Agreement in connection with a merger, acquisition or sale of all or substantially all of its assets, on condition that it provides the other party with notice of the transfer or assignment.  Any attempted transfer in contravention of this Section 10.3 shall be null and void.

CONFIDENTIAL TREATMENT REQUESTED

10.4         Waiver.  Purchaser may, by written notice to Seller, and Seller may, by written notice to Purchaser, (a) extend the time for performance of any of the obligations of the other party under this Agreement, (b) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement, (c) waive compliance with any of the conditions or covenants of the other party contained in this Agreement, or (d) waive or modify performance of any of the obligations of the other party under this Agreement; provided, however, that no such party may, without the prior written consent of the other party, make or grant such extension of time, waiver of inaccuracies or compliance or waiver or modification of performance with respect to its representations, warranties, conditions or covenants hereunder.  Except as provided in the immediately preceding sentence, no action taken pursuant to this Agreement will be deemed to constitute a waiver of compliance with any representations, warranties, conditions or covenants contained in this Agreement and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.

10.5         Entire Agreement.  This Agreement, the Collateral Agreements and the LOI Amendment, including all schedules and exhibits hereto and thereto, supersede any other agreement, whether written or oral, that may have been made or entered into by any party relating to the matters contemplated hereby and constitutes the entire agreement by and among the parties hereto.  That certain confidentiality agreement dated as of April 6, 2009 and that certain confidentiality agreement dated September 13, 2006, each entered into between the parties, shall be deemed terminated as of the Closing, with both Seller and Purchaser waiving and releasing any and all rights, claims (known and unknown) or interests such party may have had arising under or related to those agreements prior to the Closing Date.

10.6         Amendments, Supplements, Etc.  This Agreement may be amended or supplemented at any time by additional written agreements as may mutually be determined by Purchaser and Seller to be necessary, desirable or expedient to further the purposes of this Agreement or to clarify the intention of the parties.

10.7         Rights of Third Parties.  Nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any Person other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

10.8         Further Assurances.  From time to time, as and when requested by any party hereto, the other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments, make such other deliveries and take such other actions as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

10.9         Applicable Law.  This Agreement and the legal relations among the parties hereto will be governed by and construed in accordance with the rules and substantive Laws of the State of California, United States of America, without regard to conflicts of law provisions thereof.

10.10       Execution in Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

CONFIDENTIAL TREATMENT REQUESTED

10.11       Titles and Headings.  Titles and headings to Sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.12       Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future Law, and if the rights or obligations under this Agreement of Seller on the one hand and Purchaser on the other hand will not be materially and adversely affected thereby, (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement; and (d) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

10.13       Bulk Sales.  Purchaser waives compliance by Seller with the provisions of the so-called bulk sales Law of any applicable jurisdiction.

10.14       Transfers.  Purchaser and Seller will cooperate and take such action as may be reasonably requested by the other in order to effect an orderly transfer of the Transferred Assets with a minimum of disruption to the operations and employees of the businesses of Purchaser and Seller.

10.15       Transfer Taxes.  All sales, use, transfer, stamp, conveyance, value added or other similar taxes, duties, excises or governmental charges imposed by any taxing jurisdiction, domestic or foreign, and all recording or filing fees, notarial fees or other similar costs of Closing with respect to the transfer of the Transferred Assets or otherwise on account of this Agreement or the transactions contemplated hereby will be borne by Purchaser.

10.16       Brokers.  Purchaser hereby agrees to indemnify and hold harmless Seller, and Seller hereby agrees to indemnify and hold harmless Purchaser, against any liability, claim, loss, damage or expense incurred by Seller or Purchaser, respectively, relating to any fees or commissions owed to any broker, finder or financial advisor as a result of actions taken by Purchaser or Seller, respectively.

10.17       Attorneys’ Fees.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover in such action its reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which it may be entitled.

[Remainder of this Page Intentionally Left Blank]

CONFIDENTIAL TREATMENT REQUESTED

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Sony Electronics Inc.

By:	/s/ Tomoya Hayakawa

Name:	Tomoya Hayakawa

Title:	President of CSBD

GSI Technology, Inc.

By:	/s/ Lee-Lean Shu

Name:	Lee-Lean Shu

Title:	President & CEO

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT A

DEFINITIONS

“Accounts Payable” shall mean all trade accounts payable and all evidences of indebtedness arising out of purchases of inventory and other property, assets or services by any Person.

“Affiliate” shall mean with respect to any Person, any other person who, directly or indirectly, controls, is controlled by, or is under common control with that Person.

“Agreement” shall have the meaning ascribed to such term in the preamble to this Agreement.

“Allocation Statement” shall have the meaning ascribed to such term in Section 4.6 of this Agreement.

“Assignments of Contracts” shall have the meaning ascribed to such term in Section 5.2(a)(ii) of this Agreement.

“Assumed Liabilities” shall have the meaning ascribed to such term in Section 3.1 of this Agreement.

“Audited Financial Statements” shall have the meaning ascribed to such term in Section 8.15 of this Agreement.

“Basket Amount” shall have the meaning ascribed to such term in Section 9.4 of this Agreement.

“Bill of Sale” shall have the meaning ascribed to such term in Section 5.2(a)(i) of this Agreement.

“Business” shall have the meaning ascribed to such term in the recitals to this Agreement.

“Business Day” shall mean any day except Saturday, Sunday or any Japanese, U.S. federal or California state holiday.

“Cash Equivalents” shall mean checks, money orders, marketable or other securities, short-term instruments and other cash equivalents, prepaid deposits, demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any United States Governmental Authority.

“CIS-SRAM” shall mean Seller’s CIS-SRAM memory products (also referred to by Seller’s principal customer as CSRAM products), but specifically excluding Sellers Cache SRAM products.

“CIS-SRAM Revenues” shall have the meaning ascribed to such term in Section 4.4(a) of this Agreement.

CONFIDENTIAL TREATMENT REQUESTED

“Claim Notice” shall have the meaning ascribed to such term in Section 9.3 of this Agreement.

“Closing” shall have the meaning ascribed to such term in Section 5.1 of this Agreement.

“Closing Date” shall have the meaning ascribed to such term in Section 5.1 of this Agreement.

“Closing Payment” shall have the meaning ascribed to such term in Section 4.2(a) of this Agreement.

“Closing SRAM Inventory Schedule” shall have the meaning ascribed to such term in Section 4.3 of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral Agreements” shall have the meaning ascribed to such term in Section 5.2(c) of this Agreement.

“Collateral Source” shall have the meaning ascribed to such term in Section 9.5 of this Agreement.

“Competing Products” shall mean any SRAM product in discrete or component form. For avoidance of doubt, Competing Products does not include any large-scale integration with memory, memory with CPU, or system-in-package products (including those with embedded SRAM on chip).

“Confidential Information” shall have the meaning ascribed to such term in Section 8.4(a) of this Agreement.

“Consent” shall mean any consent, approval or authorization of, notice to, or designation, registration, declaration or filing with, any Person.

“Contingent Payments” shall have the meaning ascribed to such term in Section 4.4(a) of this Agreement.

“Contract” shall mean any agreement, contract, lease, commitment, license, undertaking or other legally binding contractual right or obligation to which a Person is a party or by which a Person or its assets or properties are bound.

“Current Products” shall mean Seller’s SigmaRAM, CIS-SRAM and 36M SigmaQuad SRAM memory products.

“Effective Date” shall mean the latest date on which an authorized representative of one of the parties signs the Agreement.

“Excluded Assets” shall have the meaning ascribed to such term in Section 2.2(a) of this Agreement.

CONFIDENTIAL TREATMENT REQUESTED

“GAAP” shall mean United States generally accepted accounting policies, consistently applied.

“Governmental Authority” shall mean any federal, state, local or foreign government or any subdivision, agency, instrumentality, authority, department, commission, board or bureau thereof or any federal state, local or foreign court, tribunal or arbitrator.

“Gross Revenues” shall mean gross revenues as recognized by Purchaser in accordance with GAAP and Purchaser’s general revenue recognition policies, consistently applied.

“Indemnifying Party” shall mean any party required to indemnify another party pursuant to Article 9 hereof.

“Indemnified Party” shall mean any party entitled to indemnification pursuant to Article 9 hereof.

“Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith:  (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries (“Patents”); (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation embodying or evidencing any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology (“Mask Works”); (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; and (vii) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded; and (viii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

“Inventory Adjustment Payment” shall have the meaning ascribed to such term in Section 4.3 of this Agreement.

“IP Agreement” shall have the meaning ascribed to such term in Section 5.2(a)(iii) of this Agreement.

“JTAG” shall mean the electronic code embedded on SRAM Products that indicate the identity of the manufacturer.

“Key SRAM Contracts” shall have the meaning ascribed to such term in Section 5.3(e) of this Agreement.

“Knowledge of Seller” (or, for purposes of the IP Agreement, “Knowledge of SONY”) shall mean the current, actual knowledge, after reasonable inquiry, of any of the following officers, directors or employees of Seller and Parent:  General Manager, Memory Department,

CONFIDENTIAL TREATMENT REQUESTED

LSI Business Division, Semiconductor Business Group of Parent; Strategic Alliance Manager, Business Strategy Department, Planning & Control Division, Semiconductor Business Group of Parent; President, Product, Memory Department, Component Solutions Business Division of Seller; Vice President, Memory Department, Component Solutions Business Division of Seller; Vice President, Corporate Development of Seller; Vice President, Intellectual Property of Sony Corporation of America; and Senior Managing Counsel of SEL.

“Laws” shall mean all federal, state, local or foreign laws, ordinances, rules and regulations.

“Letter of Intent” shall have the meaning ascribed to such term in Section 5.2(a)(iv) of this Agreement.

“Liabilities” shall mean any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” shall mean all title defects or objections, mortgages, liens, claims, charges, pledges or other encumbrances of any nature whatsoever, whether accrued, absolute, contingent or otherwise, including without limitation licenses, leases, chattel or other mortgages, collateral security arrangements, pledges, title imperfections, defect or objection liens, security interests, conditional and installment sales agreements, easements, encroachments or restrictions, of any kind and other title or interest retention arrangements, reservations or limitations of any nature.

“LOI Amendment” shall have the meaning ascribed to such term in Section 5.2(a)(iv) of this Agreement.

“Loss” or “Losses” shall have the meaning ascribed to such term in Section 9.2(a) of this Agreement.

“Net Revenues” shall mean net revenues as recognized by Purchaser in accordance with GAAP and Purchaser’s general revenue recognition policies, consistently applied.

“New Product” shall mean Seller’s 65nm 72M SQ memory products (including the products designated 260L IIIe/IIe and 165L II+/II) currently being developed.

“Non-Assignable Contract” shall have the meaning ascribed to such term in Section 2.3 of this Agreement.

“Notice Period” shall have the meaning ascribed to such term in Section 9.3 of this Agreement.

“Order” shall mean any judgment, award, order, writ, injunction or decree issued by any Governmental Authority.

“Parent” shall mean Sony Corporation.

CONFIDENTIAL TREATMENT REQUESTED

“Person” shall mean any individual, partnership, joint venture, corporation, trust, unincorporated organization, Governmental Authority or other entity.

“Permitted Designee” shall have the meaning ascribed to such term in Section 9.3 of this Agreement.

“Purchase Price” shall have the meaning ascribed to such term in Section 4.1 of this Agreement.

“Purchaser” shall have the meaning ascribed to such term in the preamble to this Agreement.

“Reseller Agreement” shall have the meaning ascribed to such term in Section 5.2(a)(v) of this Agreement.

“Retained Liabilities” shall have the meaning ascribed to such term in Section 3.2 of this Agreement.

“SCK” shall mean Sony Semiconductor Kyushu Corporation.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Seller” shall have the meaning ascribed to such term in the preamble to this Agreement.

“SRAM” shall mean static random access memory.

“SRAM Contracts” shall have the meaning ascribed to such term in Section 2.1(e) of this Agreement.

“SRAM Intellectual Property” shall mean all Intellectual Property as can be documented as being in existence on or before the Closing, only to the extent that any SRAM Product incorporates, is based on or infringes such Intellectual Property.

“SRAM Products” shall mean Current Products together with the New Product.

“SRAM Product Inventory” shall have the meaning ascribed to such term in Section 2.1(b) of this Agreement.

“SRAM Purchase Orders” shall have the meaning ascribed to such term in Section 2.1(d) of this Agreement.

“Tax” or, collectively, “Taxes,” shall mean (i) any and all federal, state, province, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, wherever imposed, including, without limitation, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, goods and services, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a

CONFIDENTIAL TREATMENT REQUESTED

result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

“Tax Return” or “Tax Returns” shall mean any return, report, declaration, information return, statement or other document filed or required to be filed with any Governmental Authority, in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Transferred Assets” shall have the meaning ascribed to such term in Section 2.1 of this Agreement.

“Transferred Equipment” shall have the meaning ascribed to such term in Section 2.1(c) of this Agreement.